                                                                     Exhibit 1.1

                            THE E.W. SCRIPPS COMPANY
                                   ("COMPANY")

                                 DEBT SECURITIES

                                 TERMS AGREEMENT

                                                               December 13, 2002

To: The Underwriter identified herein

Dear Sirs:

         The undersigned agrees to sell to the Underwriter named in Schedule A hereto for its account, on and subject to the terms and conditions of the Underwriting Agreement dated October 9, 1997 (a copy of which is appended hereto as Annex A) ("Underwriting Agreement"), the following securities ("Offered Securities") on the following terms:

              TITLE: 4 1/4% Notes Due 2009.

              PRINCIPAL AMOUNT: $100,000,000.

              INTEREST: 4 1/4% per annum from December 20, 2002, payable semiannually on June 15 and December 15, commencing June 15, 2003, to holders of record on the preceding June 1 or December 1, as the case may be.

              MATURITY: December 15, 2009.

              OPTIONAL REDEMPTION: The Offered Securities will be redeemable, in whole or in part, at the Company's option at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the notes and
     (ii) as determined by the Quotation Agent (as defined in the prospectus supplement dated December 13, 2002), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in the prospectus supplement dated December 13, 2002) plus 12.5 basis points, plus, in each case, accrued interest thereon to the date of redemption.

              SINKING FUND: None.

              OTHER TERMS: None.

              LISTING: None.

              DELAYED DELIVERY CONTRACTS: None.

              PURCHASE PRICE: 98.701% of principal amount, plus accrued interest, if any, from December 20, 2002.

              EXPECTED REOFFERING PRICE: 99.326% of principal amount, subject to change by the Underwriter.

              CLOSING: 9:00 A.M. on December 20, 2002, at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, in Federal (same day) funds.

              SETTLEMENT AND TRADING: Book-Entry Only via DTC.

              BLACKOUT: Until 10 days after the Closing Date.
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                                                                               2

              NAME AND ADDRESS OF UNDERWRITER: Credit Suisse First Boston Corporation, Eleven Madison Avenue, New York, New York 10010.

         The principal amount of the Offered Securities to be purchased by the Underwriter is set forth opposite its name in Schedule A hereto.

         The provisions of the Underwriting Agreement are incorporated herein by reference, except that:

         (i) References in the Underwriting Agreement to (a) "Indenture" shall be to the Indenture, to be dated as of December 20, 2002, between the Company and JPMorgan Chase Bank, as Trustee and (b) "Registration Statement" shall be to the Registration Statement (File No. 333-100390), filed with the Commission on October 7, 2002;

         (ii) The following shall be included in Section 3 of the Underwriting
Agreement:

                  "(s) The Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and files reports with the Commission on the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system."

         (iii) Section 4(g) of the Underwriting Agreement is deleted in its entirety; and

         (iv) Section 5(c) of the Underwriting Agreement is amended and restated as follows:

                  "(c) Subsequent to the execution of the Terms Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as one enterprise which, in the judgment of a majority in interest of the Underwriters including any Representatives, is material and adverse and makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of a majority in interest of the Underwriters including any Representatives, be likely to prejudice materially the success of the proposed issue, sale or disposition of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (v) any banking moratorium declared by U.S. Federal or New York authorities; (vi) any major disruption of settlements of securities or clearance services in the United States or (vii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of a majority in interest of the Underwriters including any Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Offered Securities."

         The Offered Securities will be made available for checking and packaging at the office of Simpson Thacher & Bartlett at least 24 hours prior to the Closing Date.

         For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by the Underwriter for use in the
Prospectus consists of the following information in the Prospectus: the sixth and seventh paragraphs under the caption "Underwriting" in the prospectus supplement concerning over-allotments and stabilizing.
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                                                                               3

         If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the Underwriter in accordance with its terms.

                                         Very truly yours,

                                         THE E.W. SCRIPPS COMPANY

                                         By /s/ John Wolfzorn
                                           ----------------------------
                                           Title: Vice President and Treasurer
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                                                                               4

         The foregoing Terms Agreement is hereby confirmed and accepted as of the date first above written.

                  CREDIT SUISSE FIRST BOSTON CORPORATION

                  By /s/ Kent Savagian
                    ---------------------------------
                    Title: Director
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                                   SCHEDULE A

                                                          PRINCIPAL AMOUNT
                        UNDERWRITER                          OF NOTES
                        -----------                          --------
Credit Suisse First Boston Corporation..............        $100,000,000

          Total.....................................        $100,000,000
                                                            ------------